Exhibit 99

AZTAR

News Release

FOR IMMEDIATE RELEASE

AZTAR PROVIDES UPDATE ON TROPICANA ATLANTIC CITY EXPANSION

              PHOENIX, Arizona - October 6, 2004 - Aztar Corporation (NYSE:AZR) today provided an update on the status of the expansion construction project at its Tropicana Casino and Resort in Atlantic City, New Jersey.
              A significant milestone was achieved on September 30, when the Atlantic City Department of Construction and the New Jersey Department of Community Affairs granted approval for Aztar employees and tenant employees to have access to the hotel rooms and to the dining, entertainment and retail complex called The Quarter at Tropicana. Aztar employees now can oversee the punch-listing, cleaning and outfitting of all 502 rooms in the new tower. Tenants of The Quarter, as their spaces are completed and approved, can stock and conduct training in their stores, restaurants and entertainment venues, many of which are finished already and most of which will be finished by mid-October.
              Because of the customized and meticulous work required to rebuild the lower floors of the garage, the garage structure will not be completed by the mid-October target date. The most recent schedule calls for completion of the garage structure by November 9, with only finishing work continuing on the upper floors. Following the completion of the garage structure and required inspections by various state and local authorities, Aztar plans to open the garage, the new hotel tower and The Quarter to the public. Achieving this goal will require successfully implementing the construction project schedule on a week-to-week basis, and not being adversely affected by unusually bad weather, materials shortages, labor strife or other factors.
              Aztar is a publicly traded company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.

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The disclosures herein include statements that are "forward looking" within the meaning of federal securities laws. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future, and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, uncertainties related to construction schedules, inspections and approvals, and the timing of the opening to the public of the garage, the new hotel tower and the dining, entertainment and retail complex called The Quarter at the Tropicana in Atlantic City. For more information, review the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K for January 1, 2004, and certain registration statements of the company.

For additional information, please contact Joe Cole, Vice President, Corporate Communications, at 602-381-4111.